Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Meg Chari, +1 647 616 8181

NIELSEN REPORTS 2nd QUARTER 2021 RESULTS

●	Revenues of $861 million increased 6.2% on a reported basis, 4.5% on a constant currency basis & 6.2% organic

●	Net income per share of $0.24 (diluted, from continuing operations); Adjusted EPS of $0.43

●	Increasing 2021 guidance: raising low-end of revenue and adjusted EBITDA ranges; raising margin, adjusted EPS and FCF guidance

●	Continued progress on key strategic initiatives across Audience Measurement, Outcomes and Content

New York, USA – July 29, 2021 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its results for the quarter ended June 30, 2021.  The Company also increased its 2021 guidance, raising the low-end of its revenue and adjusted EBITDA ranges and raising its adjusted EBITDA margin, adjusted earnings per share (“EPS”), and Free Cash Flow guidance based on strong Q2 results and increased confidence in its full-year outlook.

David Kenny, Chief Executive Officer, commented, “Our quarterly financial results demonstrate our continued strategic and operational transformation, as the global media ecosystem evolves. We have increased confidence in our full-year outlook, which is reflected in our updated 2021 guidance. We continue to see healthy renewals from existing clients, growing interest from new clients, and steady progress in our global product development. This includes launching The Gauge as an analytic tool across streaming and linear media, expanding our outcomes portfolio into additional advertisers, and expanding Gracenote into several additional countries. We are executing well against our strategy and roadmap to create long-term value and are pleased with steady progress again this quarter.”

Second Quarter 2021 Results

Unless indicated otherwise, the results referenced in this press release relate to Nielsen’s continuing operations. Beginning in the first quarter of 2021, Global Connect results were reclassified to discontinued operations for all periods presented. Non-GAAP metrics have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2020.

●	Second quarter revenues increased 6.2% to $861 million on a reported basis, 4.5% on a constant currency basis, and 6.2% on an organic basis compared to the prior year period.
o

Audience Measurement revenues of $629 million increased 4.3% on a reported basis, 3.3% on a constant currency basis, and 4.0% on an organic basis compared to the prior year period. Overall growth was solid, particularly in digital measurement, and local pressures have subsided.

o

Outcomes & Content revenues of $232 million increased 11.5% on a reported basis, 7.9% on a constant currency basis, and 12.6% on an organic basis compared to the prior year period. This was driven in part by improving trends in short-cycle revenue, solid growth in Content, and recovery in the Sports business.

●

Net income from continuing operations attributable to Nielsen shareholders increased 207.1% to $86 million, compared to $28 million in the second quarter of 2020. Net income from continuing operations per share on a diluted basis for the second quarter was $0.24, compared to $0.08 in the second quarter of 2020. The improvement in net income from continuing operations was driven by strong revenue performance, the ongoing benefit of permanent cost actions from the 2020 optimization plan and lower depreciation and amortization expense in the second quarter of 2021. In addition, the second quarter of 2020 included an impairment of long-lived assets related to the exit of certain smaller, underperforming markets and non-core businesses, as well as a restructuring charge related to our 2020 optimization plan.

●	Reported EPS of $0.21 includes EPS of $0.24 from continuing operations and EPS of $(0.03) from discontinued operations.
●

Adjusted earnings per share was $0.43 for the second quarter, compared to $0.35 per share in the prior year period, reflecting higher adjusted EBITDA and lower depreciation and amortization expense year over year, offset in part by higher taxes.

●	Adjusted EBITDA was $370 million, compared to $331 million in the second quarter of 2020, up 11.8% on a reported basis and 11.1% on a constant currency basis.
●

Adjusted EBITDA margin of 43.0% increased 216 basis points on a reported basis, or an increase of 256 basis points on a constant currency basis, compared to the prior year period, reflecting the strong revenue performance and the benefit of permanent cost actions implemented during the second half of 2020.

●

Reported results were impacted by stronger currencies versus the dollar during the second quarter, which had a 170 basis point positive impact on reported revenue growth and a 70 basis point positive impact on adjusted EBITDA growth.

●	On a reported basis for the second quarter of 2021, as compared to the second quarter of 2020 (which included Global Connect for the full quarter):
○	Cash flow from operations decreased to $213 million, compared to $250 million in the prior year period. Cash flow performance was primarily driven by the sale of Global Connect.
○	Cash taxes were $38 million, compared to $41 million in the prior year period.
○	Net capital expenditures were 40% lower, at $72 million, compared to $120 million in the prior year period largely due to timing and the Global Connect sale.
○	Free cash flow increased to $141 million, compared to $130 million in the prior year period, primarily due to lower net capital expenditures related to the sale of Global Connect.
●	As it relates to continuing operations for the second quarter of 2021, as compared to the second quarter of 2020:
○

Cash flow from operations increased to $233 million, compared to $162 million in the prior year period. Cash flow performance was primarily driven by higher adjusted EBITDA, improved working capital and lower interest payments, offset in part by higher cash taxes.

○	Cash taxes were $38 million, compared to $19 million in the prior year period largely due to timing.
○	Net capital expenditures were relatively flat at $72 million, compared to $69 million in the prior year period.
○

Free cash flow was $190 million compared to $86 million in the prior year period. Free cash flow has been adjusted to exclude certain interest costs and to exclude separation-related costs. The prior year period also includes an adjustment for cash costs to position Nielsen as a stand-alone company.

Financial Position

●	In April, we redeemed $825 million of outstanding aggregate principal amount of the 5% senior notes due 2022.
●

In May, we refinanced $1.3 billion of debt, pushing out maturities and redeeming the $430 million outstanding principal and €530 million outstanding principal amount of senior secured term loans due 2025 and €204 million outstanding principal amount of senior secured term loans due 2023.

●

At June 30, 2021, we had cash and cash equivalents of $410 million and gross debt of $5.878 billion, resulting in net debt (gross debt less cash and cash equivalents) of $5.468 billion and a net debt leverage ratio of 3.62x.

Dividend

On July 15, 2021, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The $22 million estimated dividend is payable on September 2, 2021 to shareholders of record at the close of business on August 19, 2021.

2021 Full Year Guidance

The Company is updating full year 2021 guidance as follows:

●	Total revenue growth on a constant currency basis: 2.5% to 3.0% (previously 2.0% to 3.0%)
●	Organic revenue growth on a constant currency basis: 4.0% to 4.5% (previously 3.5% to 4.5%)
●	Adjusted EBITDA margin: 42.3% to 42.6% (previously 42.25% to 42.5%)
●	Adjusted EBITDA: $1,475 - $1,490 million (previously $1,470 - $1,490 million)
●	Adjusted earnings per share: $1.54 - $1.61 (previously $1.47 - $1.58)
●	Free cash flow: $620 - $650 million (previously $595 - $645 million)

These estimates reflect Nielsen as if the sale of Global Connect occurred on January 1, 2020. The estimates exclude $200 - $220 million (previously $220 - 240 million) of separation-related costs related to the sale.

2021 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs. These estimates reflect Nielsen as if the sale of Global Connect occurred on January 1, 2020.

The below table presents 2021 growth rate guidance, based on 2020 revenue on a constant currency basis.

(IN MILLIONS; REVENUE & GROWTH ON A CONSTANT CURRENCY BASIS)	2020 Revenue	2021 Growth Rate Guidance
Constant Currency Revenue	~$3,390	2.5% to 3.0%
Organic Revenue	~$3,330	4.0% to 4.5%

The below table presents a reconciliation from Net Income from continuing operations to Adjusted EBITDA for our 2021 guidance:

(IN MILLIONS)
Net income from continuing operations	$365 - $390
Interest expense, net	~290
Provision for income taxes	~140
Depreciation and amortization	~555
Restructuring charges	~30
Share-based compensation expense and Other	~90
Adjusted EBITDA	$1,475 - $1,490

The below table presents a reconciliation from Net Income from Continuing Operations Attributable to Nielsen Shareholders to Adjusted Net Income used to calculate Adjusted Earnings per Share (diluted) for our 2021 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income from continuing operations attributable to Nielsen shareholders	$350 - $385
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~150
Restructuring charges	~30
Share-based compensation expense and Other	~90
Tax effect of above items	(~70)
Adjusted Net Income	$555 - $580
Adjusted EPS	$1.54 - $1.61

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2021 guidance. These metrics have been adjusted to exclude certain interest costs, as if the sale of Global Connect and resulting de-levering occurred on January 1, 2020. The estimates exclude $200 - $220 million of separation-related costs related to the sale.

(IN MILLIONS)
Net cash provided by operating activities	$925 - $955
Less: Capital expenditures, net	(~305)
Free cash flow	$620 - $650

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on July 29, 2021. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors. Within the United States, listeners can also access the call by dialing 1+833 502-0473. Callers outside the U.S. can dial 1+236 714-2183. Please note that the conference ID is required to access this call; the conference ID is 8028449.

A replay of the event will be available on Nielsen’s Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. Eastern Time, July 29, 2021 until 11:59 p.m. Eastern Time, August 5, 2021. The replay can be accessed from within the United States by dialing 1+800 585-8367. Other callers can access the replay at 1+416 621-4642. The replay pass code is 8028449.

Forward-looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those relating to “2021 Full Year Guidance” as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the final calculation of the gain on the sale with respect to our Global Connect business, which is currently pending finalization of various estimates, the failure of our new business strategy in accomplishing our objectives, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this communication, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global data and analytics company that provides a holistic and objective understanding of the media industry. With offerings spanning audience measurement, audience outcomes and content, Nielsen offers its clients and partners simple solutions to complex questions and optimizes the value of their investments and growth strategies. It is the only company that can offer de-duplicated cross-media audience measurement. Audience is Everything™ to Nielsen and its clients, and Nielsen is committed to ensuring that every voice counts.

An S&P 500 company, Nielsen offers measurement and analytics service in nearly 60 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on twitter.com/Nielsen, linkedin.com/company/nielsen, facebook.com/Nielsen and instagram.com/lifeatnielsen.

Condensed Consolidated Financial Statements

The following sets forth our unaudited financial statements for the periods indicated:

●	Condensed Consolidated Statements of Operations
●	Condensed Consolidated Balance Sheets
●	Condensed Consolidated Statements of Cash Flows

These financial statements are unaudited, but in our opinion contain necessary adjustments for a fair presentation in accordance with GAAP.  Given the sale of our Global Connect business in the first quarter of 2021, Global Connect amounts are presented in separate discontinued operations line items in the Statements of Operations and in the Balance Sheets. The Condensed Consolidated Statement of Cash Flows presents combined cash flows from continuing operations with cash flows from discontinued operations within each cash flow statement category.

Results of Operations

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020	2021	2020
Revenues	$861	$811	$1,724	$1,653
Cost of revenues, exclusive of depreciation and amortization shown separately below	292	302	569	626
Selling, general and administrative expenses, exclusive of depreciation and amortization shown below	218	173	424	375
Depreciation and amortization	126	147	253	283
Impairment of other long-lived assets	—	41	—	41
Restructuring charges	6	29	6	32
Operating income	219	119	472	296
Interest expense, net	(69)	(83)	(149)	(165)
Foreign currency transaction gains/(losses), net	—	10	(4)	1
Other expense, net	(26)	(5)	(26)	(6)
Income from continuing operations before income taxes	124	41	293	126
Provision for income taxes	(36)	(9)	(96)	(34)
Net income from continuing operations	88	32	197	92
Net income/(loss) from discontinued operations, net of income taxes	(10)	(58)	457	(131)
Net income/(loss)	78	(26)	654	(39)
Net income attributable to noncontrolling interests	2	4	5	9
Net income/(loss) attributable to Nielsen shareholders	$76	$(30)	$649	$(48)
Net income/(loss) per share of common stock, basic
Net income from continuing operations attributable to Nielsen shareholders	$0.24	$0.08	$0.54	$0.23
Net income/(loss) from discontinued operations attributable to Nielsen shareholders	(0.03)	(0.16)	1.28	(0.37)
Net income/(loss) attributable to Nielsen shareholders	$0.21	$(0.08)	$1.81	$(0.13)
Net income/(loss) per share of common stock, diluted
Net income from continuing operations attributable to Nielsen shareholders	$0.24	$0.08	$0.53	$0.23
Net income/(loss) from discontinued operations attributable to Nielsen shareholders	(0.03)	(0.16)	1.27	(0.37)
Net income/(loss) attributable to Nielsen shareholders	$0.21	$(0.08)	$1.80	$(0.13)
Weighted-average shares of common stock outstanding, basic	358,620,131	356,672,845	358,287,878	356,532,069
Dilutive shares of common stock	1,796,904	685,305	2,020,747	978,832
Weighted-average shares of common stock outstanding, diluted	360,417,035	357,358,150	360,308,625	357,510,901
Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2021	2020
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$410	$500
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $19 and $23 as of June 30, 2021 and December 31, 2020, respectively	507	465
Prepaid expenses and other current assets	279	195
Current assets, discontinued operations	-	1,064
Total current assets	1,196	2,224
Non-current assets
Property, plant and equipment, net	242	270
Operating lease right-of-use asset	164	161
Goodwill	5,657	5,680
Other intangible assets, net	3,550	3,663
Deferred tax assets	50	53
Other non-current assets	172	159
Non-current assets, discontinued operations	-	1,925
Total assets	$11,031	$14,135
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$479	$499
Deferred revenues	139	135
Income tax liabilities	83	15
Current portion of long-term debt, finance lease obligations and short-term borrowings	36	276
Current liabilities, discontinued operations	-	989
Total current liabilities	737	1,914
Non-current liabilities
Long-term debt and finance lease obligations	5,842	6,684
Deferred tax liabilities	680	888
Operating lease liabilities	143	140
Other non-current liabilities	419	429
Non-current liabilities, discontinued operations	-	1,837
Total liabilities	7,821	11,892
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 358,815,087 and 357,678,263 shares issued and 358,800,149 and 357,644,935 shares outstanding at June 30, 2021 and December 31, 2020, respectively	32	32
Additional paid-in capital	4,301	4,340
Retained earnings/(accumulated deficit)	(567)	(1,216)
Accumulated other comprehensive loss, net of income taxes	(750)	(1,105)
Total Nielsen shareholders’ equity	3,016	2,051
Noncontrolling interests	194	192
Total equity	3,210	2,243
Total liabilities and equity	$11,031	$14,135

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(IN MILLIONS)	2021	2020
Operating Activities
Net income from continuing operations	$197	$92
Net loss from discontinued operations	(85)	(131)
Gain on disposal of Global Connect, net of tax, within discontinued operations	542	—
Net income/(loss)	654	(39)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	17	27
Gain on sale of discontinued operations, net of tax	(542)	—
Currency exchange rate differences on financial transactions and other losses	37	8
Equity in net loss of affiliates, net of dividends received	—	1
Depreciation and amortization	289	438
Impairment of other long-lived assets	—	45
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(57)	(42)
Prepaid expenses and other assets	(62)	42
Accounts payable and other current liabilities and deferred revenues	(134)	(94)
Other non-current liabilities	(28)	(16)
Interest payable	(4)	(5)
Income taxes	(2)	(120)
Net cash provided by operating activities	168	245
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	—	(28)
Proceeds from the sale of subsidiaries and affiliates, net	2,279	—
Additions to property, plant and equipment and other assets	(22)	(14)
Additions to intangible assets	(139)	(218)
Proceeds from the sale of property, plant, equipment and other assets	3	—
Other investing activities	(1)	(2)
Net cash provided by/(used in) investing activities	2,120	(262)
Financing Activities
Net borrowings under revolving credit facility	—	165
Proceeds from issuances of debt, net of issuance costs	1,232	978
Repayment of debt	(3,632)	(1,029)
Cash dividends paid to shareholders	(43)	(43)
Activity from share-based compensation plans	(9)	(5)
Proceeds from employee stock purchase plan	1	2
Finance leases	(27)	(36)
Other financing activities	(6)	(11)
Net cash provided by/(used in) financing activities	(2,484)	21
Effect of exchange-rate changes on cash and cash equivalents	(4)	(20)
Net decrease in cash and cash equivalents	(200)	(16)
Cash and cash equivalents at beginning of period	610	454
Cash and cash equivalents at end of period	$410	$438
Supplemental Cash Flow Information
Cash paid for income taxes	$76	$93
Cash paid for interest, net of amounts capitalized	$161	$190

The gain on the sale of our Global Connect business is preliminary and is pending the final closing adjustments. Since this amount has been determined based on preliminary estimates and prior to the final closing adjustments, the final gain on the sale transaction may differ materially from the preliminary amount presented herein. Any change from the preliminary amount currently presented would be reflected as a revision in a future quarterly period.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance.  These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and six months ended June 30, 2021.

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency		Organic Constant Currency
	Three Months Ended 6/30/2021	Three Months Ended 6/30/2020	% Variance	Three Months Ended 6/30/2020	% Variance	Three Months Ended 6/302021	Three Months Ended 6/30/2020	% Variance

Audience Measurement	$629	$603	4.3%	$609	3.3%	$626	$602	4.0%
Outcomes / Content	232	208	11.5%	215	7.9%	232	206	12.6%
Total	$861	$811	6.2%	$824	4.5%	$858	$808	6.2%
(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency		Organic Constant Currency
	Six Months Ended 6/30/2021	Six Months Ended 6/30/2020	% Variance	Six Months Ended 6/30/2020	% Variance	Six Months Ended 6/302021	Six Months Ended 6/30/2020	% Variance

Audience Measurement	$1,261	$1,218	3.5%	$1,229	2.6%	$1,258	$1,220	3.1%
Outcomes / Content	463	435	6.4%	447	3.6%	462	431	7.2%
Total	$1,724	$1,653	4.3%	$1,676	2.9%	$1,720	$1,651	4.2%

The below table presents a reconciliation of Net Income from Continuing Operations, less net income attributable to noncontrolling interest, and Adjusted EBITDA on a reported basis to a constant currency basis for the three and six months ended June 30, 2021.

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency
	Three Months Ended 6/30/2021	Three Months Ended 6/30/2020	% Variance	Three Months Ended 6/30/2020	% Variance

Net income from continuing operations attributable to Nielsen shareholders	$86	$28	207.1%	$28	207.1%

Adjusted EBITDA	$370	$331	11.8%	$333	11.1%

(IN MILLIONS) (UNAUDITED)	Reported			Constant Currency
	Six Months Ended 6/30/2021	Six Months Ended 6/30/2020	% Variance	Six Months Ended 6/30/2020	% Variance

Net income from continuing operations attributable to Nielsen shareholders	$192	$84	128.6%	$86	123.3%

Adjusted EBITDA	$758	$657	15.4%	$661	14.7%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from continuing operations of our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may, therefore, have limitations as a comparative analytical tool.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders from continuing operations per share (diluted) from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income from continuing operations	$88	$32	$197	$92
Less: Net income attributable to noncontrolling interests	2	4	5	8
Net income from continuing operations attributable to Nielsen shareholders	86	28	192	84
Interest expense, net	69	83	149	165
Provision for income taxes	36	9	96	34
Depreciation and amortization	126	147	253	283
EBITDA	317	267	690	566
Other non-operating expense, net	28	(1)	35	13
Restructuring charges	6	29	6	32
Impairment of other long-lived assets	-	41	-	41
Share-based compensation expense	9	10	16	20
Other items(1)	10	3	11	20
Dis-synergy costs(2)	-	(18)	-	(35)
Adjusted EBITDA	$370	$331	$758	$657

(1)

For the three and six months ended June 30, 2021, other items primarily consist of business optimization costs and transaction related costs. For the three and six months ended June 30, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

(2)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, Transition Services Agreements (“TSAs”) and Commercial Arrangements.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Net income from continuing operations attributable to Nielsen shareholders per share of common stock, diluted	$0.24	$0.08	$0.53	$0.23
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.11	0.12	0.22	0.23
Impairment of other long-term assets	-	0.11	-	0.11
Restructuring	0.02	0.08	0.02	0.09
Share-based compensation	0.02	0.03	0.04	0.06
Other non-operating (income)/expense, net	0.07	(0.01)	0.08	0.01
Other items (1)	0.03	0.01	0.03	0.06
Interest adjustment(2)	-	0.04	0.04	0.08
Dis-synergy costs(3)	-	(0.05)	-	(0.10)
Tax effect of above items	(0.06)	(0.05)	(0.11)	(0.11)
Discrete tax benefit	0.01	-	0.05	0.04
Adjusted earnings per share	$0.43	$0.35	$0.90	$0.71

(1)

For the three and six months ended June 30, 2021, other items primarily consist of business optimization costs and transaction related costs. For the three and six months ended June 30, 2020, other items primarily consist of business optimization costs, including strategic review costs and transaction related costs.

(2)	As if the Global Connect sale and resulting de-levering occurred on January 1, 2020.
(3)	Costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, TSAs and Commercial Arrangements.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents a reconciliation from consolidated net cash provided by operating activities to free cash flow. Free cash flow is presented as if the Global Connect transaction and resulting de-levering occurred on January 1, 2020. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the free cash flow results.

We believe that providing this information provides useful information on the free cash flow performance on a more comparable basis.

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2021	2020	2021	2020
Consolidated net cash provided by operating activities	$213	250	168	245
Less: Capital expenditures, net	(72)	(120)	(158)	(232)
Consolidated free cash flow	$141	130	10	13

Less: Discontinued operations free cash flow	(20)	37	(258)	(132)
Free cash flow from continuing operations	161	93	268	145
Interest adjustment(a)	20	14	24	14
Dis-synergies adjustment (b)	-	(21)	-	(51)
Separation-related cash costs (c)	9	-	13	-
Free cash flow	$190	$86	$305	$108

(a)	Reflects an adjustment to interest payments as if the Global Connect transaction and the resulting de-levering occurred on January 1, 2020.
(b)	Includes net payments related to costs to stand-up Nielsen as a standalone company including incremental Real Estate, IT/Infrastructure, TSAs and Commercial Arrangements.
(c)	Primarily includes capital expenditures to position Nielsen to be a standalone company.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the 12 months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of the net debt leverage ratio as of June 30, 2021 as if the Global Connect sale closed on January 1, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2021	$5,878
Less: Cash and cash equivalents as of June 30, 2021	(410)
Net debt as of June 30, 2021	$5,468
Adjusted EBITDA for the year ended December 31, 2020	$1,411
Less: Adjusted EBITDA for the six months ended June 30, 2020	(657)
Add: Adjusted EBITDA for the six months ended June 30, 2021	758
Adjusted EBITDA for the twelve months ended June 30, 2021	$1,512
Net debt leverage ratio as of June 30, 2021	3.62x